THE CHERRY CORPORATION





                                 FIRST AMENDMENT


                          Dated as of February 15, 1999


                                       To


                                 Note Agreement

                            Dated as of July 15, 1995
                                  and the Notes





                       Re: $25,000,000 6.99% Senior Notes

                               Due: July 15, 2007

                 FIRST AMENDMENT TO NOTE AGREEMENT AND THE NOTES

                  This First Amendment dated as of February 15, 1999 (the or this "First Amendment") to the Note Agreement dated as of July 15, 1995 and the Notes (as hereinafter defined) is between The Cherry Corporation, a Delaware corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the "Noteholders").

                                    RECITALS:

                  A. The Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of July 15, 1995 (the "Note Agreement"). The Company has heretofore issued the $25,000,000 6.99% Senior Notes Due July 15, 2007 (the "Notes") dated July 15, 1995 pursuant to the Note Agreement. The Noteholders are the holders of [100%] of the principal amount of the Notes presently outstanding.

                  B. The Company and the Noteholders now desire to amend the Note Agreement and the Notes in the respects, but only in the respects, hereinafter set forth.

                  C. Capitalized terms used herein shall have the respective meanings described thereto in the Note Agreement unless herein defined or the context shall otherwise require.

                  D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

                  NOW, THEREFORE, the Company and the Noteholders,  for good and
valuable   consideration   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, do hereby agree as follows:

SECTION 1. AMENDMENT.

         1.1 Section 5.10(b) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                                    "(b)  The   Company   will  not  permit  any
                            Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.10, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except (i) for the purpose of qualifying directors, (ii) in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary, and (iii) the Company's Restricted Subsidiary, Cherry Semiconductor Corporation ("Cherry Semiconductor"), may issue or sell to officers, directors and employees of Cherry Semiconductor stock (or warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of Cherry Semiconductor, provided, that after any such issuance or sale the Company shall continue to own [70%] of the Voting Stock of Cherry Semiconductor on a fully diluted basis (after giving effect to the exercise of any such warrants, rights or options)."

SECTION 2. MISCELLANEOUS.

         2.1 This First Amendment shall be construed in connection with and as part of the Note Agreement and the Notes, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

         2.2 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement and the Notes without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

         2.3 The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         2.4 This First Amendment shall be governed by and construed in accordance with Illinois law.

         2.5 The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

                                          THE CHERRY CORPORATION


                                          By: /s/ Dan A. King
                                          Its: V.P. Finance
Accepted and Agreed to:

                        NATIONWIDE LIFE INSURANCE COMPANY


                                            By: /s/ Mark W. Poeppelman
                                            Its: Authorized Signatory


                                            EMPLOYERS LIFE INSURANCE COMPANY
                                            OF WAUSAU


                                             By: /s/ Mark W. Poeppelman
                                             Its: Authorized Signatory